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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees of
Cabot Industrial Trust:

We consent to incorporation by reference herein of our report dated July 2, 1998, relating to the combined balance sheets of the Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio as of December 31, 1997 and 1996, and the related combined statements of operations, owner's equity, and cash flows for the years ended December 31, 1997, 1996 and the period from July 6, 1995 (date of acquisition) to December 31, 1995, and the related schedule as of December 31, 1997, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in Amendment No. 1 to this registration statement on Form S-3 of Cabot Industrial Trust and Cabot Industrial Properties, L.P,.

KPMG LLP

Chicago, Illinois
March 18, 1999